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Exhibit No. 99(ii)  Form of Stockholder Voting Agreements dated November 29,
1995, between MAF Bancorp, Inc. and the directors and executive officers of N.S. Bancorp, Inc.
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                     FORM OF STOCKHOLDER VOTING AGREEMENT
                     ------------------------------------


                               November 29, 1995

MAF Bancorp, Inc.
55th & Holmes
Clarendon Hills, Illinois 60514

Ladies and Gentlemen:

MAF Bancorp, Inc., a Delaware corporation ("MAF") and N.S. Bancorp, Inc., a Delaware corporation ("N.S. Bancorp"), entered into an Agreement and Plan of Reorganization dated as of November 29, 1995 ("Merger Agreement") providing, among other things, for the merger of N.S. Bancorp with and into MAF ("Merger"). The undersigned is a shareholder of N.S. Bancorp ("Stockholder") and a director or an executive officer of N.S. Bancorp, and pursuant to Section 5.23 of the Merger Agreement, hereby enters into this stockholder voting agreement (the "Stockholder Voting Agreement") with respect to shares of common stock, par value $0.01 per share, of N.S. Bancorp held of record or beneficially owned by such Stockholder ("N.S. Bancorp Common Stock").

Stockholder understands that MAF has undertaken and will continue to undertake substantial expenses in connection with the Merger Agreement and the actions necessary to consummate the Merger and the other transactions contemplated thereby. In consideration of, and as a condition to, MAF consummating the transactions contemplated by the Merger Agreement, and in consideration of the expenses incurred and to be incurred by MAF in connection therewith, Stockholder and MAF agree as follows:

          1. Each Stockholder hereby agrees that at any meeting of the stockholders of N.S. Bancorp however called, and in any action by written consent of the stockholders of N.S. Bancorp, such Stockholders (solely in their capacity as Stockholders) shall vote the N.S. Bancorp Common Stock which the Stockholder is entitled to vote (a) in favor of the Merger and the transactions contemplated by the Merger Agreement; (b) against any action or agreement which would result in a breach of any convenant, representation or warranty or any other obligation of N.S. Bancorp under the Merger Agreement; and (c) against any action or agreement which would impede or interfere with the transactions contemplated by the Merger Agreement, including, but not limited to: (i) any change in the management or Board of Directors of N.S. Bancorp, except as otherwise agreed to in writing by MAF; (ii) any change in the present capitalization or dividend policy of N.S. Bancorp; or (iii) any other material change in N.S. Bancorp's corporate structure or business.
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MAF Bancorp, Inc.
November 29, 1995
Page 3

          2. Stockholder agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent to approve or adopt the Merger Agreement and the transactions contemplated thereby.

          3. Stockholder agrees to use his or her best efforts to cause the Merger and the other transactions contemplated by the Merger Agreement to be consummated.

          4. Prior to the Effective Time (as defined in Section 1.4 of the Merger Agreement), Stockholder will not sell, assign, transfer or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined in paragraph 5 below)), or permit to be sold, assigned, transferred or otherwise disposed of, any shares of N.S. Bancorp Common Stock owned of record or beneficially by such Stockholder on the date of this Voting Agreement or are subsequently acquired, whether pursuant to the exercise of stock options or otherwise, except (i) for transfers by will or by operation of law (in which case this Voting Agreement shall bind the transferee); (ii) for sales, assignments, transfers or other dispositions necessitated by hardship with the prior written consent of MAF; or (iii) as MAF may otherwise agree in writing.

          5. Stockholder represents that (i) Stockholder has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this Voting Agreement; (ii) this Voting Agreement constitutes a valid and binding agreement with respect to such Stockholder, enforceable against such Stockholder in accordance with its terms; and (iii) such Stockholder owns the shares of N.S. Bancorp Common Stock free and clear of any liens, claims, charges or other encumbrances and restrictions of any kind whatsoever ("Liens") except as noted below, and has sole and unrestricted voting power with respect in such shares of N.S. Bancorp Common Stock.

                      ___________________________________

                      ___________________________________

                      ___________________________________


          6. Notwithstanding anything herein to the contrary, the agreements contained herein shall remain in full force and effect until the earlier of (i) the consummation of the Merger; or (ii) the termination of the Merger Agreement in accordance with Section 7.1 thereof.

          7.  Notices may be provided to MAF in the manner specified in Section
8.2 of the Merger Agreement.
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MAF Bancorp, Inc.
November 29, 1995
Page 4

          8. This Voting Agreement is to be governed by the laws of the State of Illinois, without giving effect to the principles of conflicts of laws thereof. If any provision hereof is deemed unenforceable, the enforceability of the other provisions shall not be affected.

          IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

                                      Very truly yours,


                                      ----------------------------------------
                                      Stockholder

                                      Number of shares of N.S. Bancorp Common
                                      Stock, including options, subject to this Voting Agreement: ____________

Accepted and agreed to as of
the date first above written.

MAF BANCORP, INC.


By:
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Its:
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